Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FNB United Corp.

Asheboro, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, and 333-144132) on Form S-8 and the registration statements (Nos. 33-59565 and 333-158219) on Form S-3 of FNB United Corp. (“the Corporation”) of our reports dated April 14, 2010, with respect to the consolidated financial statements of FNB United Corp. and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in FNB United Corp.’s December 31, 2009 Annual Report on Form 10-K. Our report dated April 14, 2010 relating to the consolidated financial statements included an explanatory paragraph relating to the existence of substantial doubt about the Corporation’s ability to continue as a going concern.

Charlotte, North Carolina

April 14, 2010